Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 8, 2009 (May 13, 2010, as to the retrospective adoption of Accounting Standards Codification Subtopic 470-20, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)) relating to the consolidated financial statements and financial statement schedule of Hutchinson Technology Incorporated (which report expressed an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment to the consolidated financial statements) for the year ended September 27, 2009, appearing in the Current Report on Form 8-K, and the effectiveness of the internal control over financial reporting of Hutchinson Technology Incorporated for the year ended September 27, 2009, appearing in the Annual Report on Form 10-K, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
May 14, 2010